Exhibit 10.1
FORM OF AGREEMENT
This Agreement is made this                 day of                     , 200_, by and between AutoZone, Inc. (“AutoZone”) and                      (“Officer”).
1. Employment. Officer is employed by a subsidiary of AutoZone. Officer acknowledges that his employment is at will.
2. Severance. In the event that Officer’s employment is terminated by AutoZone without Cause (defined below), and provided that at that time, Officer executes a release of all claims against AutoZone accrued as of the date of such release in a form acceptable to AutoZone and such release has become irrevocable, Officer will be entitled to the severance benefits set forth in Exhibit A to this Agreement (the “Enhanced Severance”). Officer acknowledges that the Enhanced Severance benefits are greater than those to which he would be entitled under AutoZone’s standard severance policy, and that he is not eligible for severance under AutoZone’s standard severance policy. Officer (or his estate) will not be entitled to the Enhanced Severance in the event of (i) his termination for Cause (defined below); (ii) his voluntary resignation, including retirement; (iii) his death; or (iv) a determination by AutoZone that he is “totally disabled,” as that term is defined in AutoZone’s long term disability plan.
3. Covenants. In consideration of Officer’s employment or continued employment, and the Enhanced Severance benefits provided herein, Officer and AutoZone hereby agree as follows:
(a) Non-Competition. Officer acknowledges that because of his skills, Officer’s position with AutoZone, and the customer relationships and/or confidential information to which Officer shall have access on account of such employment with AutoZone, competition by Officer with AutoZone would damage AutoZone in a manner which could not be adequately compensated by damages or an action at law. In view of such circumstances, Officer agrees that, during his employment with AutoZone and for a period of one (1) year thereafter (the “Non-Compete Term”), Officer shall not, directly or indirectly, own, manage, operate, control, be employed by, consult for, participate in or be connected in any manner with the ownership, management, operation or control of any business that derives revenues from the retail, wholesale, or commercial sale, manufacture, or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals in any state, province, territory or foreign country in which AutoZone operates during the Non-Compete Term, including, but not limited to, Advance Auto Parts, Inc., CSK Auto, Inc. (Checkers/Schucks/Kragen), General Parts, Inc. (CARQUEST Auto Parts), Genuine Parts Corporation (NAPA), O’Reilly Automotive, Inc., The Pep Boys – Manny, Moe & Jack, and Wal-Mart Stores, Inc. Nothing in this Subsection 3(a) shall preclude Officer from accepting employment with a company that derives less than five percent (5%) of its annual gross revenues from the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals (other than those companies specifically listed above), provided that Officer does not provide advice and consultation to such company concerning the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals.
(b) Non-Solicitation. Officer further agrees that, during Officer’s employment with AutoZone, and for a period of one (1) year thereafter, Officer shall not, directly or indirectly, whether on his own behalf or on behalf of a third party, solicit, divert, influence, or attempt to divert or influence any customer of AutoZone or seek to cause any customer of AutoZone to refrain from doing business with or patronizing AutoZone. Officer also agrees that, during Officer’s employment with AutoZone, and for a period of one (1) year thereafter, he shall not, directly or indirectly, whether on his own behalf or on behalf of a third party, solicit or attempt to solicit the employees of AutoZone or seek to cause them to resign their employment with AutoZone.
(c) Confidentiality. Officer acknowledges that he possesses and will continue to possess information which has been created, discovered or developed by AutoZone in the conduct of its business that is valuable, special and unique to AutoZone and not generally known by third parties, including but not limited to, its methods of operations, its lists of customers and employees, its pricing lists, its pricing and purchasing strategies, and other information Officer has reason to know AutoZone would like to treat as confidential. Unless previously authorized in writing by AutoZone, Officer will not, at any time, disclose to others, or use, or allow anyone else to disclose or use, any confidential information except as may be necessary in the performance of Officer’s employment with AutoZone.
4. Reasonable Limitations. Given the nature of the position Officer holds with AutoZone, the nature of AutoZone’s business, and the sensitive nature of the information and duties Officer will have with AutoZone, the parties acknowledge that the limitations provided for herein, including but not limited to, the scope of activities prohibited, the geographic area covered, and the time limitations, are reasonable and have been specifically negotiated by sophisticated commercial parties.
5. Remedies for Breach. In the event of an actual or threatened breach by Officer of any of the covenants of this Agreement, AutoZone, in addition to any other rights and remedies existing in its favor, shall be entitled to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce or prevent the breach of any of the covenants of this Agreement. Further, if Officer violates any of the covenants of this Agreement, his entitlement to the severance benefits set forth on Exhibit A shall immediately cease, and the term and covenant violated shall be automatically extended to a like period of time from the date on which Officer ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenants, whichever period is later. In the event Officer is found by a court of competent jurisdiction to be in breach of any of the covenants of this Agreement, AutoZone shall be entitled to its costs and reasonable attorney’s fees associated with enforcing such covenant or covenants.

6. Reaffirmation of Scope or Duration. The parties hereto intend that this Agreement be enforced as written. However, if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or delete specific words or phrases and in its reduced or revised form, such provision shall then be enforceable and shall be enforced.
7. Definition of Cause. For purposes of this Agreement, “Cause” shall be defined as the willful engagement in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise; provided, however, no act or failure to act will be considered “willful” unless done, or omitted to be done, by Officer not in good faith and without reasonable belief that his action or omission was in the best interest of AutoZone.
8. Compliance with Section 409A. For purposes of this Agreement and the Enhanced Severance described in Exhibit A, in the event that Officer is terminated by AutoZone without Cause, AutoZone and Officer reasonably anticipate that Officer will either (i) perform no further services for AutoZone, whether as an employee, independent contractor, or otherwise, after the effective date of such termination, or (ii) after the effective date of such termination, permanently decrease the level of services performed by Officer for AutoZone to no more than twenty percent (20%) of the average level of services performed for AutoZone in any capacity, whether as an employee, independent contractor or otherwise, over the immediately preceding 36-month period (or the full period of services if Officer has been providing services to AutoZone for less than thirty-six (36) months).
9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the state of Tennessee, without regard to its choice of law provisions. Officer agrees that the exclusive venue for any disputes arising out of or related to this Agreement shall be the state or federal courts located in Memphis, Tennessee.
10. Entire Agreement; Amendment. This Agreement, with Exhibit A, contains the entire agreement of the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement. It may not be changed orally, but only by agreement in writing signed by the parties hereto.
11. Waiver of Breach; Severability. The waiver by AutoZone of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.
12. Non-Assignability. This Agreement and the benefits hereunder are personal to AutoZone and are not assignable or transferable by Officer, nor may the services to be performed hereunder be assigned by AutoZone to any person, firm or corporation, except a parent or affiliate of AutoZone; provided, however, that this Agreement and the benefits hereunder may be assigned by AutoZone to any person, firm or corporation acquiring all or substantially all of the assets of AutoZone or its subsidiary or to any corporation or other entity into which AutoZone or its subsidiary may be merged or consolidated and this Agreement and the benefits hereunder will be deemed automatically assigned to any such corporation or entity.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first stated above.

OFFICER

AUTOZONE, INC.

By:

Its:

By:

Its:

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EXHIBIT A
To Agreement dated
Between AutoZone, Inc.
and                      (“the Agreement”)
1.	General.

The benefits afforded to Officer hereunder will be in lieu of benefits under any other plan, program or agreement, including without limitation, AutoZone’s standard severance policy.

2.	Commencement of Benefits.

Enhanced Severance benefits will commence as of the date of termination of employment unless Officer is deemed by AutoZone to be or have been a “specified employee” within the meaning of Internal Revenue Code Section 409A at any relevant time, in which case payment of all or a portion of the Enhanced Severance benefits will be delayed until the date that is at least six months and one day after the date of Officer’s termination. All amounts that would otherwise have been paid during such six-month period shall instead be paid in a lump sum on the first pay day following such six-month period.

Except as otherwise provided in the Agreement, all compensation and benefits end upon termination of employment.

3.	Severance Payments.

Periodic severance will be paid to Officer in accordance with AutoZone’s Enhanced Severance Policy (the “Policy”) in effect as of the date of execution of this Agreement, as applicable to Officer’s position at the time of termination of employment. The Policy is hereby incorporated by reference into the Agreement, and a copy of the Policy has been provided to Officer.

Pursuant to the Policy, Officer will receive the periodic severance paid bi-weekly in the same amount and manner as Officer’s base salary prior to termination for the following time periods (“Severance Period”):

Duration of
Years of Service	Periodic Severance
0-2	6 months
2-5	9 months
5+	12 months
4.	Medical, Vision and Dental Benefits.

Medical, vision and dental insurance coverage may be continued during the Severance Period, up to a maximum of 18 months, if Officer makes a COBRA election. The cost to Officer for this coverage during the Severance Period will be the same as he was paying immediately prior to termination, subject to increases affecting plan participants generally. AutoZone will pay the difference between Officer’s cost and the amount of the COBRA premiums during the Severance Period. After the Severance Period ends, COBRA premium payments, if any, will be the sole responsibility of Officer.

5.	Stock Options.

The terms of the applicable Stock Option Agreements govern treatment of stock options upon termination of employment. Stock Option Agreements generally provide that options remain exercisable for 30 days from the date of termination without Cause, and that stock options that are unvested as of the termination date will be forfeited.

6.	Bonus Incentives.

A lump-sum, prorated share of any bonus incentives earned during the period prior to Officer’s termination will be paid to Officer when incentives are paid generally to similarly-situated employees. Eligibility for additional bonuses ceases upon termination. See individual plan documentation for detailed information about eligibility and when incentives are earned.

7.	Other Benefits.

An appropriate level of outplacement services, as determined by AutoZone in its discretion, will be provided to Officer based on his individual circumstances.

Some optional life and disability insurance policies may have portability features which allow Officer to continue the coverage at Officer’s cost.

8.	Internal Revenue Code Section 409A.

To the extent applicable, this Program shall be interpreted in accordance with Internal Revenue Code Section 409A. AutoZone may, in its sole discretion, take any actions it deems necessary or appropriate, including without limitation, amendment or termination of this Program, to (a) exempt these payments and benefits from the application of Code Section 409A, or (b) comply with the requirements of Code Section 409A.

9.	Amendments and Administration.

AutoZone reserves the right to terminate, suspend, withdraw, amend or modify the benefits contained in the Policy, but any such action will not affect the benefits for Officer under the Agreement. The plan administrator has sole authority to interpret the provisions of the Policy and otherwise construe AutoZone’s intent in case of any dispute.

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